FORM OF LINE OF CREDIT GRID NOTE

Maximum Principal Amount: $4,000, 000	Date: July 9, 2007

FOR VALUE RECEIVED, the undersigned, Versadial, Inc. (formerly known as Carsunlimited.com, Inc.), a Nevada corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of Fursa Alternative Strategies, LLC, a Delaware limited liability company (the “Lender”), at its principal office located at 200 Park Avenue, 54th floor, New York, New York, 10166, or at such other address as it may direct, in lawful money of the United States and in immediately available funds the aggregate unpaid principal amount of all Advances made to the Borrower by the Lender, plus interest thereon from the date of each such Advance on the unpaid principal amount of such Advance, in like money, at said office, at a rate per annum equal to the Interest Rate defined in the Secured Line of Credit Agreement dated February 1, 2007, as amended on July 9, 2007 between the Lender and the Borrower (in its original form and as it may be hereafter amended or otherwise modified, the “Agreement”). As provided in the Agreement, Interest Payments shall be due on the first day of each and every month from the date hereof until the Maturity Date, as defined in the Agreement, when the entire aggregate unpaid principal amount of all Advances, plus unpaid by accrued interest thereon shall be due and payable. Any amount of principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, at a rate per annum equal at all times to the applicable interest rate set for such Advance plus 400 basis points (4%).

The Borrower hereby authorizes the Lender to endorse on the Schedule annexed to this Line of Credit Grid Note (this “Note”) the principal amount of all Advances made to the Borrower, the interest rate for each such Advance, and all payments of principal amounts in respect of such Advance, which endorsements shall, in the absence of manifest error, be conclusive as to the outstanding principal amount of all Advance and the interest rates thereon; provided, however, that the failure to make such notation with respect to any interest rate of an Advance, or payment shall not limit or otherwise affect the obligations of the Borrower under the Agreement or this Note.

If any payment hereunder or under the Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day; provided, however, that if the date for any payments of interest is extended as provided hereunder or by operation of law or otherwise, interest shall continue to accrue and be payable at the then applicable rate during such extension.

This Note is the Note referred to in the Agreement. Terms used herein which are defined in the Agreement shall have their defined meanings when used herein. This Note is secured by first priority lien and security interest in the Collateral defined in the Agreement, reference to which is hereby made for a description of the Collateral provided for under such Agreement and the rights of the Borrower and the Lender with respect to such Collateral.

This Note shall be governed by the laws of the State of New York, provided that, as to the maximum rate of interest which may be charged or collected, if the laws applicable to the Lender permit it to charge or collect a higher rate than the laws of the State of New York, then such law applicable to the Lender shall apply to the Lender under this Note.

Versadial, Inc.
a Nevada corporation

By:
Name:
Title:

SCHEDULE TO LINE OF CREDIT GRID NOTE
Date	Amount of Advance	Interest Rate	Amount of Principal Prepaid	Unpaid Principal Balance of Line of Credit Grid Note	Name of Person Making Notation	Initials of Such Person